Exhibit 99.1

[Hudson United Bancorp Logo]

To: Executive Officers and Directors

From: Timothy J. Matteson, Esq. / General Counsel and Senior Vice President

Date: June 27, 2005

Re: Notice of Upcoming Pension Blackout Period

Transition to Wells Fargo Bank, N.A. from Federated Retirement Plan Solutions

        Hudson United Bancorp (“Issuer”), as plan sponsor of the Hudson United Bancorp and Subsidiaries Savings and Investment Plan (the “Plan”), has decided to change record-keepers from Federated Retirement Plan Solutions (“Federated”) to Wells Fargo Bank, N.A. (“Wells Fargo”) effective August 1, 2005. We have determined that changing record-keepers will reduce administrative costs under the Plan and help increase efficiency in its administration.

        In order for Federated to perform a final reconciliation of the Plan assets and for Wells Fargo to establish participant accounts, a blackout period will be imposed under the Plan, beginning on July 22, 2005 and ending on August 29, 2005.

        While the blackout period is in effect, you (and your immediate family members who share your residence) should not engage in any discretionary purchase, sale or disposition of any the Issuer’s common stock or options. Recent SEC regulations provide for enforcement actions by the SEC or private lawsuits to recoup any profit made in such prohibited transactions. However, purchases that are automatically made by a plan, such as those pursuant to broad-based dividend or interest reinvestment plan, the Company’s stock purchase plan, or an existing plan that satisfies the affirmative defense conditions of Exchange Act Rule 10b5-1 will not be affected by the blackout so long as you did not have any knowledge of the blackout period when you made the choices under the applicable plan.

        During this blackout period, no in-service withdrawals, distributions or loans will be processed and you will not be able to change your investment elections under the Plan.

        We are working with Federated and Wells Fargo to make the blackout period as short as possible. We will notify you if there is a change in the length of the blackout period.

        If you have any questions, please contact me at your convenience at (201) 236-2671.